Exhibit 5.1

April 30, 2018

ResMed Inc.

9001 Spectrum Center Blvd.

San Diego, CA 92123

Attn: Board of Directors

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

As the global general counsel for ResMed Inc., a Delaware corporation (“ResMed”), I render the following opinion in connection with ResMed’s proposed issuance of up to 7,392,471 shares of its common stock, $.004 par value per share (the “Shares”), under the ResMed Inc. 2009 Incentive Award Plan, as Amended and Restated (the “Plan”), and the registration of the Shares by a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Act”), to be filed with the Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”). I am furnishing this opinion in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act. I am not expressing any opinion in this letter as to any matter pertaining to the contents of the Registration Statement, other than as to the validity of the Shares.

For purposes of this opinion, I, or other employees under my supervision, have made legal and factual examinations and inquiries of the documents, corporate records and other instruments that I have deemed necessary or appropriate for purposes of this opinion. In examining these documents, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of the documents submitted to me, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to me as copies (including PDF files). As to all matters of fact, I have relied on the representations and statements of fact made in the documents so reviewed, and I have relied, without independent verification, on certificates and other inquiries of officers of ResMed. I have obtained and relied on certificates and assurances from public officials to the extent I have deemed appropriate.

I am opining in this letter as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware (“DGCL”), and I express no opinion with respect to the applicability or the effect of any other laws or as to any matters of municipal law or any other local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is my our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the holders and have been issued by ResMed for legal consideration in excess of par value in the circumstances contemplated by the Plan, assuming in each case that the individual grants or awards under the Plan are exercised in accordance with the requirements of law and the Plan (and the agreements and awards duly adopted thereunder and in accordance therewith), the issuance and sale of the Shares will have been duly authorized by all necessary corporate action of ResMed and the Shares will be validly issued, fully paid and

ResMed Inc. 9001 Spectrum Center Boulevard San Diego CA 92123 USA T +1 (858) 836-5000 F +1 (858) 836-5518 E reception@resmed.com	ResMed.com

nonassessable. In rendering the foregoing opinion, I have assumed that ResMed will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL. I consent to your filing this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ David Pendarvis

David Pendarvis

Global General Counsel

ResMed Inc. 9001 Spectrum Center Boulevard San Diego CA 92123 USA T +1 (858) 836-5000 F +1 (858) 836-5518 E reception@resmed.com	ResMed.com